EXHIBIT 10.7

Simplicity Bank

Annual Incentive Plan

Simplicity Bank (the “Company”) provides annual cash incentive opportunities for eligible employees through the use of a performance-based incentive compensation plan (the “Plan”). The annual incentive awards (“Annual Awards”) will provide a payment based upon attainment of specified goals that align the interests of employees with the interests of the Company.

PARTICIPATION & ELIGIBILITY

Each employee of the Company selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) is eligible to participate in the Plan. Such employee is referred to as a “Participant.” Each Participant will be selected by the Committee prior to each Plan Year, and will receive a copy of the Plan document. Being selected to participate in the Plan for one Plan Year does not guarantee selection for participation in the Plan for any subsequent Plan Year.

Notwithstanding the foregoing, the Committee has the discretion to permit an individual who becomes a new employee of the Company prior to March 31 of the Plan Year to immediately participate in the Plan, provided, however, that such individual will only be eligible to receive a pro-rated Annual Award based on actual salary earned during the partial Plan Year. Such new employee will receive a copy of the Plan document in connection with his or her participation in the Plan. Employees hired after March 31 in a given Plan Year must wait until the next Plan Year to be eligible to participate in the Plan.

Additional eligibility requirements are the following:

—	A Participant must be an active employee as of the award payout date to earn and receive an Annual Award.

—	A Participant is not eligible for an incentive plan payout if on active written counseling within 90 days prior to the date of the Annual Award payment, even if the payment is subject to a deferral.

—	Participants must receive a minimum performance rating of “meets expectations” for the Plan Year (the “Individual Performance Trigger”), in order to earn an Annual Award.

—

A Participant will not earn an Annual Award if the Participant’s conduct during the Plan Year or before the Annual Award is paid is considered by the Company to be a violation of applicable laws or regulations or in violation of the Company’s professional or ethical standards.

—	Commissioned employees are excluded from participating in the Plan.

TERM

This Plan shall be effective for each Plan Year, unless terminated by the Board of Directors upon recommendation from the Committee.

PLAN YEAR & PERFORMANCE PERIOD

The Plan operates on a fiscal year basis (July 1 to June 30), which is the same as the performance period for determining Annual Awards (the “Annual Performance Period”). Annual Awards earned during the Annual Performance Period will be payable after Company financial statements have been audited and Annual Awards have been reviewed by the Committee. The Company will attempt to complete this process no later than 2.5 months following the completion of the Plan Year.

For purposes of the Plan, the “Payment Period” be defined as the later of: (i) the 2.5 month period following the last day of the Plan Year or (ii) the period from the last day of the Plan Year until the fifth business day following the date on which the Company’s financial statements have been audited and the Annual Awards have been reviewed by the Committee, provided however that in no event shall the Payment Period exceed the short-term deferral period as determined under Income Tax Regulation 1.409A-1(b)(4). Unless otherwise provided below, all Annual Awards will be payable to Participants in a lump sum during the Payment Period immediately following the Plan Year.

Mandatory Deferral: A Participant in the Plan who is designated as a “Named Executive Officer” by the Committee (“NEO Participant”) will be required to defer 30% of his or her Annual Award earned during the Plan Year (the “Deferred Amount”) over a two-year deferral performance period (the “Deferral Performance Period”). Deferred Amounts are subject to additional performance requirements during the Deferral Performance Period.

For NEO Participants, 70% of the Annual Awards earned over the Annual Performance Period will be paid during the Payment Period immediately following the end of the Plan Year. The Deferred Amount will be paid in two installments, with the first installment to be made during the Payment Period immediately following the Company’s first fiscal year following the Plan Year (the “First Payment Date”) and the second installment payment to be made during the Payment Period immediately following the Company’s second fiscal year following the Plan Year (the “Second Payment Date”), subject to meeting certain performance requirements as measured over such periods.

PLAN DESIGN

The Plan design incorporates a tiered approach with Annual Awards that are linked to the achievement of pre-defined company, department and individual performance goals. The pre-defined company goals are reviewed and approved by the Committee prior to each Plan Year. The incentive ranges (as a percent of salary) are designed to provide market competitive payouts for the achievement of target and maximum performance goals.

PERFORMANCE OBJECTIVES

The Plan will provide Annual Awards to Participants based on overall Company, department and/or individual performance goals, as established by the Committee for each Participant.

—

Company Performance Goals—The Company wide goals are determined by using performance history, peer data, market data and management’s judgment of what reasonable levels can be reached, based on previous experience and projected market conditions. Once the target performance is established, the threshold, target and maximum performance and payout levels will also be determined. The specific Company performance criteria for Participants will be approved by the Committee, with input by management.

—

Department and/or Individual Performance—Certain Participants may earn a portion of their Annual Awards based on a combination of department and/or individual performance criteria. The number of performance criteria included, the specific type of performance criteria to use, and the weighting of each criterion for the overall incentive award will vary based on the position and role of each Participant as determined by management.

ANNUAL PERFORMANCE GOALS

Under the Plan, performance-based opportunities may be based on levels of, maintenance of or changes in (or ratios based on) any of the following (as determined by the Committee, in its discretion): non-performing asset levels; the classified assets/capital ratio; regulatory ratings; net income; loans; deposits; earnings before extraordinary, nonrecurring and/or unusual items; net operating income; operating earnings per share; consolidated total revenue; market share; earnings before taxes; stock price; return on equity, tangible equity, or assets; total shareholders’ return; levels of expenses; overhead ratios; efficiency ratios; loan quality (including classified assets); net charge offs, including ratios of charge-total loans or other measures; customer satisfaction scores; economic value added; and/ or any such other measures of soundness, profitability and/or growth as the Committee deems to be appropriate.

AWARD OPPORTUNITIES & CALCULATION

Annual Award opportunity levels, expressed as a percent of base salary, will be set for each Participant for each Plan Year. The dollar value of the Annual Award will be calculated as a proportion of threshold, target and maximum performance levels.

—	Threshold Performance—The minimum level of performance needed to begin to be eligible to earn and receive an Annual Award.

—	Target Performance—The expected level of performance based upon both historical performance and management’s best judgment of expected performance during the performance period.

—	Maximum Performance—The level of performance, which based upon historical performance and management’s judgment, would be exceptional or significantly beyond the expected.

The Company’s performance will be based on the Company’s success as measured by criteria determined by the Committee, with input from the CEO. The department and/or individual performance will be based on the department and/or Participant’s individual success as measured against the predetermined goals. The percentage of payout for overall Company performance and for department and/or individual performance will be allocated based on the specific weighting of the goals, the Participant’s annual incentive award tier, and the actual performance compared to the pre-determined Threshold, Target and Maximum performance levels.

The Annual Award payouts will be calculated using a ratable approach, where award payouts are calculated as a proportion of threshold, target and maximum award opportunities. If actual performance falls between a performance level, the payout will also fall between the pre-defined performance level on a pro-rated basis. Annual Award calculations will be based on a percentage of the Participant’s base salary earned during the Annual Performance Period.

ALLOWANCE FOR DISCRETION

Except as prohibited below with respect to the “Plan Triggers,” the Plan allows for final payouts of Annual Awards to be discretionarily adjusted by the Committee based on factors not specifically measured (e.g., the quality of the job being performed, performance sacrifices in other areas).

PLAN TRIGGERS

No portion of the Annual Award earned as a result of the satisfaction of Company performance goals shall be paid to any Participant unless the Company satisfies a specific measure of net income as established by the Committee to fund the Plan during the Annual Performance Period. The specific measure of net income trigger shall be established prior to each Plan Year. If the Company’s net income trigger is not satisfied, the Participant may be eligible to receive a portion of the department and/or individual Annual Award at the discretion of the Committee, with input from the CEO, provided the Participant satisfies the Individual Performance Trigger.

MANDATORY DEFERRAL—FEATURES & PROVISIONS

Each NEO Participant will be required to defer 30% of any Annual Award earned during Annual Performance Period (i.e., the Deferred Amount). The payment of Deferred Amount is subject to additional service and performance requirements over the subsequent Deferral Performance Periods, which run from the last day of the Plan Year through the First Anniversary Date and the First Anniversary Date through the Second Anniversary Date.

—

Amount Deferred: After June 30th at the end of the Plan Year, the Company will declare and pay 70% of the Annual Award earned by the NEO Participant based on the achievement of goals during the Annual Performance Period. The remaining 30% earned during the Annual Performance Period (i.e., the Deferred Amount) will be deferred into a Deferral Account and will not be payable until the NEO Participants meets the service and performance conditions documented in each Participant’s Deferral Account Statement.

—

Deferral Account: The Deferral Account is solely a device for tracking the Deferred Amount to be paid in the future contingent on meeting certain service and performance requirements. No interest or earnings will be paid on the Deferred Amount.

—

Deferral Account Statement: Within thirty (30) days after the NEO Participant is paid 70% of his or her Annual Award, the Company shall provide to the NEO Participant a Deferral Account Statement setting forth his or her Deferred Amount, along with any performance, service, or any other conditions for receipt of payment of the Deferred Amount.

Deferred Amounts will be payable based on the following factors and conditions:

—

On the First Payment Date, 50% of the Deferred Amount will be payable at the discretion of the Committee, taking into account factors it deems relevant (if applicable). On the Second Payment Date, the remaining 50% of the Deferred Amount will be payable at the discretion of the Committee, taking into account factors it deems relevant (if applicable). These amounts could be paid in full, partially paid, or withheld altogether. The Deferral Performance Period is intended to ensure sustainability of the Company’s overall performance beyond the Annual Performance Period associated with the Annual Award.

—

A NEO Participant must be an active employee as of the First Payment Date and the Second Payment Date to receive such award. However, NEO Participant’s termination of employment due to Disability (as defined under Section 409A of the Internal Revenue Code (“Code”)) or death or voluntary resignation on or after attaining age 65 during the Deferral Performance Periods shall not relieve the Company’s obligations to pay the Deferred Amount to the NEO Participant at the time and in the manner described in the paragraph immediately above.

—

Notwithstanding anything in this Plan to the contrary, in the event of a “Change in Control” (as defined below), the NEO Participant’s Deferred Amount shall be payable in a lump sum to the NEO Participant within thirty (30) days following the effective date of the Change in Control. “Change in Control” means (i) a change in ownership of the Company or Simplicity Bancorp, Inc. (“Simplicity Bancorp”) under paragraph (a) below, or (ii) a change in effective control of the Company or Simplicity Bancorp under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Company or Simplicity Bancorp under paragraph (c) below:

(a)

Change in ownership of the Company or Simplicity Bancorp. A change in ownership of the Company or Simplicity Bancorp shall occur on the date that any one person or more than one person acting as a group acquires ownership of stock of that corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

(b)

Change in the effective control of the Company or Simplicity Bancorp. A change in the effective control of the Company or Simplicity Bancorp shall occur on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Simplicity Bancorp possessing 30% or more of the total voting power of the stock of the Company or Simplicity Bancorp; or (ii) a majority of members of the Company’s or Simplicity Bancorp’s Board of

Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or Simplicity Bancorp is another corporation; or

(c)

Change in the ownership of a substantial portion of the Company’s or Simplicity Bancorp’s assets. A change in the ownership of a substantial portion of the Company’s or Simplicity Bancorp’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Simplicity Bancorp that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; or

(d)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Income Tax Regulation 1.409A-3(i)(5), except to the extent modified herein.

PROVISION FOR AWARD ADJUSTMENT

This clause applies to NEO Participants. The Committee reserves the right to make an adjustment to a Participant’s Annual Award (including any Deferred Amount) under the following (but not exclusive) circumstances:

—	Materially inaccurate financial information was used in determining or setting such Annual Award. The claw-back period will be a rolling three year look back.

—	A Participant’s activities within the Plan Year and for one year after the Plan Year posed material risk to the organization.

The Committee shall determine the amount of any such award paid as a result of the inaccurate information (the “Overpayment Amount”) or the amount of loss and shall send the NEO Participant a notice of recovery, which will specify the Overpayment Amount or loss and the terms for repayment. The NEO Participant shall be required to repay such amount that is requested to be recovered hereunder within five business days following the date on which he or she receives a notice of recovery from the Company.

TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

A Participant must be an active employee on the date the incentive is paid to earn and receive an Annual Award. However, there are exceptions for terminations as a result of death, Disability or retirement.

—

A Participant whose performance otherwise qualifies him or her for an Annual Award and whose employment is terminated due to Disability can receive a pro-rata award for the Plan Year based on his or her date of termination, even if the Participant is not employed as of the award payout date.

—

A Participant whose performance otherwise qualifies him or her for an Annual Award, attains age 65 (or greater) and voluntarily retires will receive payment for a pro-rata portion of the Annual Award based on his or her retirement date.

—

A Participant whose performance otherwise qualifies him or her for an Annual Award is eligible to receive a pro-rata portion of his or her Annual Award in the event of a Change in Control. Such award will be calculated as of the effective date of the Change in Control, and the Company-performance targets associated with the Annual Award shall be considered achieved at the “Target Performance” threshold.

—

In the event of death, the Company will pay to the Participant’s beneficiary the pro-rata portion of the Annual Award that had been earned by the Participant in the Plan Year based on the Participant’s date of death. The beneficiary will be the person or entity named on the Participant’s life insurance beneficiary form, unless otherwise designated in writing by the Participant.

In the event of the Participant’s termination of employment for the reasons set forth above, the pro-rata portion of the Participant’s Annual Award shall be payable to the Participant (or Participant’s beneficiary) during the Payment Period immediately following the Plan Year in which the Participant’s date of termination occurs.

In the event of a Change in Control, the pro-rata portion of the Participant’s Annual Award (calculated from the beginning of the Plan Year until the effective date of the Change in Control) shall be payable to the Participant in a lump sum within thirty (30) days following the effective date of the Change in Control.

Notwithstanding any other documents or communications to the contrary, employment with the Company is terminable at will, meaning that either the Participant or the Company may terminate employment at any time, for any reason, with or without cause and with or without prior notice.

DISPUTES

If there is any dispute about the application of the Plan or any claim or controversy arising out of or relating to the employee-employer relationship, the dispute or claim will be resolved by binding arbitration using the most current rules for resolution of employment disputes published by the American Arbitration Association (AAA). The arbitration would take place in the state in which the Participant was employed, and would be resolved by an arbitrator that is mutually selected or is designated by the AAA. The arbitrator fees will be paid by the Company. Either party is free to use legal counsel, although that would be at the expense of each party. The arbitrator has the right to impose a remedy that he or she believes is appropriate for the situation, which could include an award of attorneys’ fees and costs to the prevailing party. The statute of limitations that would apply to any claim in arbitration is the same as would apply under federal or state law. In addition, the prevailing party may go to court to enforce the arbitrator’s award of decision.

MISCELLANEOUS

The Company shall withhold any taxes that are required to be withheld from the awards provided under the Plan.

A Participant’s benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

Separation from Service: Notwithstanding anything in the Plan to the contrary, a Participant shall not be deemed to have a termination of employment unless and until the Participant has a “separation from service within the meaning of Section 409A of the Code. For purposes of this Plan, a “separation from service” shall have occurred if the Company and Participant reasonably anticipate that either no further services will be performed by Participant after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination. For all purposes hereunder, the definition of separation from service shall be interpreted consistent with Income Tax Regulation 1.409A-1(h)(ii).

Specified Employee: Notwithstanding anything in the Plan to the contrary, in the event a Participant is a “specified employee” (as defined under Section 409A of the Code), then, solely, to the extent required to avoid penalties under Section 409A of the Code, the Participant’s Annual Award (including the Deferred Amount) payable under the Plan shall be delayed until the first day of the seventh month following his or her separation from service.

The Plan and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by federal law.

If any provision of this Plan is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of this Plan. Waiver by either party of any breach of this Plan shall not operate or be construed as a waiver of any subsequent breach, or of the condition itself.

This Plan constitutes the entire Plan between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

This Plan replaces and supersedes any prior agreements between you and the Company. The Plan may be amended or suspended at any time upon communication at the discretion of the Board of Directors. Employment with the Company is terminable at will.